As filed with the Securities and Exchange Commission on January 26, 2001

Registration No.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CHYRON CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

New York	11-2117385
(State of Incorporation)	(I.R.S. Employer Identification No.)

5 Hub Drive
Melville, New York 11747
(631) 845-2000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Roger Henderson

President and Chief Executive Officer

5 Hub Drive

Melville, New York 11747

(631) 845-2000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,

of Agent for Service)

Copy to:

Robert S. Matlin, Esq.

Akin, Gump, Strauss, Hauer & Feld LLP

590 Madison Avenue

New York, New York 10022

(212) 872-1000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement ("Registration Statement").

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than the securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earliest effective Registration Statement for the same offering: [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective Registration Statement for the same offering: [ ]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box:

[ ]

CALCULATION OF REGISTRATION FEE

Title of Security to be Registered	Amount to be Registered (1)	Offering Price Per Share (2)	Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $.01 par value	4,029,186 shares	$2.00	$8,058,372	$1,007

(1) Represents the registration fee for resale of shares of our Common Stock, par value $.01 per share (the "Common Stock"), which we issued in connection with our purchase of a 20% equity investment in Video Technics, Inc., the acquisition on January 16, 2001 of all of the outstanding capital stock of Interocity Development Corporation and which we issued to Microsoft Corporation in a private placement completed on November 28, 2000.

(2) Estimated solely for purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the closing selling price per share of the Common Stock of Chyron Corporation reported by the New York Stock Exchange on January 16, 2001.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to Section 8 (a) may determine.

Dated January 26, 2001

4,029,186 Shares of

Common Stock

Chyron Corporation

Our Common Stock is listed on the New York Stock Exchange under the symbol "CHY". On January 16, 2001, the closing price for the shares of our Common Stock as reported by the New York Stock Exchange was $2.00 per share.

This Prospectus (the "Prospectus") relates solely to the sale of 4,029,186 shares of our Common Stock, par value $.01 per share (the "Common Stock"), which we issued to shareholders of Video Technics, Inc., in connection with our purchase of a 20% equity investment in Video Technics, Inc. and to shareholders of Interocity Development Corporation ("Interocity") in connection with our purchase of all of the outstanding capital stock of Interocity and which we issued to Microsoft Corporation ("Microsoft") in a private placement completed on November 28, 2000.

The shares are being registered to permit secondary trading of the shares by the holders listed on page 19 of this Prospectus from time to time after the date of this Prospectus. The holders listed on page 19 of this Prospectus are referred to as the "Selling Shareholders". We anticipate that the Selling Shareholders may sell all or a portion of the shares listed on page 19 from time to time on the New York Stock Exchange through a broker or brokers at prices prevailing on the New York Stock Exchange at the time of the sales. We have agreed, among other things, to bear all expenses (other than underwriting discounts, selling commissions and fees and the expenses of counsel and other advisors to the Selling Shareholders) in connection with the registration of the shares.

_____________________

The shares of our Common Stock offered or sold under this Prospectus involve a high degree of risk. See "Risk Factors" beginning on page 6.

_____________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

______________________

The date of this Prospectus is January 26, 2001

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission (the "SEC") allows us (file no. 1-9014) to incorporate by reference the information we file with them. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus. Information that we file later with the SEC will automatically update and supersede the information in this Prospectus.

Accordingly, we incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

    Our Annual Report on Form 10-K for the fiscal year ended December 31, 1999.
    Our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2000.
    Our Current Reports on Form 8-K, filed on April 12, November 29, 2000 and January 24, 2001.
    Our Definitive Proxy Statement for our Annual Meeting of shareholders held May 24, 2000, filed March 29, 2000.
    Our Form 8-A, filed February 18, 1992, which contains a description of our Common Stock.

Any financial statements and schedules hereafter incorporated in this Prospectus that have been audited and are the subject of a report by independent accountants will be incorporated in reliance on such reports and on the authority of such firm as experts in accounting and auditing to the extent covered by consents filed with the SEC.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act and therefore file reports, proxy statements and other information with the SEC. You can inspect and copy all of this information at the Public Reference Room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the SEC:

    Northeast Regional Office
    Seven World Trade Center
    500 West Madison Street - Suite 1300
    New York, New York 10048
    Midwest Regional Office
    Citicorp Center
    500 West Madison Street - Suite 1400
    Chicago, Illinois 60611

You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, our filings are also available to the public from the SEC's web site at http://www.sec.gov.

If you are a stockholder, you may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

    Chyron Corporation
    5 Hub Drive
    Melville, New York 11747
    Attention: Ms. Margaret Roed
    (631) 845-2000

This Prospectus constitutes a part of a Registration Statement on Form S-3 filed by us with the SEC under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain information set forth in the Registration Statement. Accordingly, you should reference the Registration Statement and its exhibits for further information with respect to us and our Common Stock. Copies of the Registration Statement and its exhibits are on file at the offices of the SEC and on its web site.

Statements contained in this Prospectus concerning any document filed as an exhibit are not necessarily complete and we refer you to the copy of such document filed as an exhibit to the Registration Statement.

ADDITIONAL INFORMATION

You should rely only on the information provided in this document or other information that we have referred you to. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. The information in this Prospectus is accurate as of the date on the front page, and you should not assume that it is accurate after that date.

Some of the statements contained in or incorporated by reference in this Prospectus discuss our plans and strategies for our respective businesses or state other forward-looking statements, as this term is defined in the Private Securities Litigation Reform Act of 1995. The words "anticipate," "believe," "estimate," "expect," "plan," "intend," "should," "seek," "will," and similar expressions are intended to identify these forward-looking statements, but are not the exclusive means of identifying them. These forward-looking statements reflect the current views of our management. However, various risks, uncertainties and contingencies could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, these statements, including the other factors discussed under the heading "Risk Factors" and elsewhere in this Prospectus.

We assume no obligation to update any forward-looking statements contained in this Prospectus, whether as a result of new information, future events or otherwise. For a discussion of important risks of an investment in our securities, including factors that could cause actual results to differ materially from results referred to in the forward-looking statements, see "Risk Factors." You should carefully consider the information set forth under the caption "Risk Factors." In light of these risks, uncertainties and assumptions, the forward-looking events discussed in or incorporated by reference in this Prospectus might not occur.

PROSPECTUS SUMMARY

Since this is a summary of the terms of the registrable securities, it does not contain all the information that may be important to you. You should read the following summary, and the "Risk Factors" section, along with the more detailed information and financial statements and the notes to the financial statements appearing elsewhere in this Prospectus or incorporated by reference in this Prospectus, before you decide whether or not to participate in this offering.

ABOUT CHYRON

Our History

We were incorporated under the laws of the State of New York on April 8, 1966, under the name The Computer Exchange, Inc. We changed our name to Chyron Corporation on November 28, 1975. On April 12, 1996, we acquired Pro-Bel. Our principal executive offices are located at 5 Hub Drive, Melville, New York 11747. Our telephone number is (631) 845-2000.

Serving the television industry for three decades, we believe that we have established ourself as a leading innovator in the development of television graphics and distribution systems, including products intended to meet the demands of digital and high definition television mandated by the U.S. Federal Communications Commission (the "FCC") in 1996. Chyron Graphics Division provides a broad range of hardware and software products that enhance the presentation of live and pre-recorded video and other data. Our Pro-Bel Division provides signal distribution systems, master control switchers, automation and media management packages and routers that are acclaimed in the broadcasting industry for superior performance and reliability. Our products enable customers to:

    create and manipulate text, logos and other graphic images using special effects such as 3D transforming, compositing and painting;

    manage, monitor and distribute video, audio and other data signals; and
    control edit processes and automate broadcast equipment.

New Media Business

The transition from analog to digital signals in the video and audio world has created a plethora of new opportunities to deliver interactive video and audio content to the consumer. These range from High Definition Television ("HDTV") to the Internet where the ability to deliver video without a broadcast license has attracted a growing number of companies who plan to integrate streamed video and audio media onto their web sites. We believe that many of these new entrants have little understanding of the technologies involved and little interest in acquiring such skills but see considerable value in the prospect of delivering high quality video to their customers.

We have major presence in the broadcasting industry as one of the premier suppliers of software solutions in the fields of television broadcast and post production. As such, we are well positioned to take advantage of these opportunities both as an equipment manufacturer and a solutions provider and have launched two new divisions targeted at streaming media and interactive TV.

Chyron Streaming Services Division ("CSS") has been established to provide complete turnkey solutions for streaming media technology and content management. The division's expertise focuses on the delivery and management of broadcast media including video, audio and meta data, as well as hardware, software and consulting services for streaming media applications, enabling businesses and institutions to provide steaming media through a comprehensive range of solutions. As an integrated application, CSS addresses the critical areas of:

    Consulting: to provide full-service streaming media consultants and technical support.

    Encoding: to compress and prepare audio and video source materials for Internet streaming.

    Acquisition: to provide automated encoding of source materials at client locations.

    Scheduling: to automatically control live and pre-recorded streaming with simultaneous, multiple stream capabilities.

    Monitoring: to employ a monitoring system that provides an instant tracking program to identify the key point of a problem.

    Archiving: to store video and audio source materials for future use and quick accessibility.

CSS will specifically target larger non-broadcast corporate customers, e.g. newspaper and magazine publishers, sport and betting companies, retailers and the financial services sector. Indeed, all large corporations with ambitions to enhance their Internet presence with streamed media represent CSS's target market. On January 16, 2001, we completed the acquisition of Interocity. Interocity's expertise in creative design and systems engineering, specializing in rich media design and development, will complement CSS's core capabilities of streaming, hosting, encoding, storage and media asset management.

The Chyron Interactive Division was created to provide hardware and software tools and products, combined with value-added service to broadcast clients, cable and network operators, independent television and Internet producers, production and post-production providers, and the interactive content community. Chyron products offer true interactivity, even during live broadcasts. The technology is expected to generate additional revenues for broadcast stations, cable companies, the television production community and the advertising community introducing consumers to a new experience in television viewing.

The Interactive Division draws upon Chyron's 30 years of comprehensive experience in the delivery of on-air, broadcast graphics and the Company's expertise in delivering tools and services aimed at live television. This technology, combined with the broadcast automation experience of Chyron's Pro-Bel Division, allows this division to provide a vast installed base of TV stations and networks with the ability to make interactive TV production routine, with minimal additional cost, using existing equipment and personnel. The software solution enables interactive content creation for a wide range of interactive platforms with a PC-based application. Chyron's tools also allow customers to repurpose existing television graphic assets.

Within its manufacturing divisions, Pro-Bel will continue to develop key enabling products which link high bandwidth and Internet streamed media. We are well positioned to benefit from the emergence of large and medium sized corporate customers as new originators of media who wish to "webcast" proprietary video and audio content. Our Pro-Bel subsidiary is a leader in video routers and other equipment enabling the management and delivery of high bandwidth digital video signals. It is also well established in the global broadcast community and recognized for the high quality and reliability of its products. Pro-Bel has recently developed the Clari.net product family specifically for web streaming applications.

Chyron Graphics will build on its leading brand image and large installed base in the broadcast graphics market by emphasizing the development of advanced web authoring and interactive graphics tools. We believe Chyron Graphics is the world leader in the "real-time" character generator market. It dominates the live, "on-air" TV graphics segment and its customers include most major broadcast, cable, satellite and post production facilities in the U.S.A. and Europe. Technical excellence combined with a large installed base has made Chyron the natural partner of Microsoft in its development of interactive graphics tools. On November 28, 2000 Chyron and Microsoft signed a joint development and cooperation agreement to integrate Chyron's interactive television production and streaming media products and services with Microsoft's TV platform and Windows Media technologies.

To finance these strategic initiatives, we raised $20 million in a private placement which closed on April 20, 2000. In addition to the joint development and cooperation agreement, Microsoft, as part of this expanded relationship, made a $6 million equity investment in the Company for which it owns approximately 8% of the Company. By moving quickly to capitalize on these major opportunities, we aim to leverage our broadcast experience so that we can become not only a leading provider of advanced services to web video and audio streaming customers but also a major player in the exciting world of interactive TV.

Our Products

Both of our divisions, Chyron Graphics and Pro-Bel, offer a broad range of products that address the needs of the video and audio production, post production and distribution markets, including:

    paint and animation systems, such as Liberty;
    character generators, such as iNFiNiT! and Duet;
    signal distribution systems, such as ICON;
    master control switchers and routers, such as Eclipse and Freeway;
    broadcast automation packages such as Compass and Sextant; and
    media management packages, such as MAPP.

Chyron Graphics' line of high performance graphics systems are used by many of the world's leading broadcast stations to display things such as:

    news flashes;
    election results;
    sports scores;
    stock market quotations;
    programming notes; and
    weather information.

Pro-Bel's signal management systems, interconnect video, audio and data signals to and from equipment with a studio's control room or edit suite as well as to and from signal transmission sites. Pro-Bel's control and automation systems are used to automate the steps used in the management, editing and distribution of video and audio content. The world-wide market for Pro-Bel and Chyron Graphics' equipment, software and systems used in the production and presentation of video and audio content encompasses:

    major television networks;
    cable television broadcasters;
    direct to home satellite program distributors;
    production companies;
    post-production houses; and
    organizations and individuals creating materials such as corporate, specialized video and audio presentations.

RISK FACTORS

An investment in our Common Stock involves a high degree of risk. You should carefully review and consider the information below, as well as the other information contained in this Prospectus and incorporated by reference, before you make an investment in our Common Stock.

We have only recently begun efforts to expand our Internet and New Media capabilities and these efforts will entail significant risks and require substantial additional capital.

We have only recently begun efforts to expand our Internet and New Media capabilities. Development of these new capabilities entails substantial risks and uncertainties including, but not limited to, our limited experience to date in conducting business on the Internet, our ability to develop proprietary technology and transaction processing systems needed to support such capabilities, and uncertainty of market acceptance; and there can be no assurance that we will not encounter substantial delays and/or unexpected expenses related to such efforts. The success of our New Media Business is also dependent on its ability to recruit new personnel with Internet experience. Our failure to attract and retain personnel with the requisite systems architecture expertise and Internet business expertise or to develop such expertise internally could adversely affect the prospects for our success in this new venture. In addition, we will require substantial additional capital in order to implement this web-based strategy; and although our recent private placement was intended to provide us with a significant portion of the funds which we estimate that we will need to develop this new business, we will, in all likelihood, need substantial additional capital to complete implementation of this business. Furthermore, as of the date hereof, we have no commitments or arrangements for such additional capital and, accordingly, there can be no assurance that such additional capital will become available to us and, even if available, that the terms thereof will be acceptable to us.

Our business depends on the continued growth, use and improvement of the Internet.

Many of our new products and services are targeted toward businesses which use the Internet. The Internet is subject to a high level of uncertainty and is characterized by rapidly changing technology, evolving industry standards, and frequent new product and service introductions. Accordingly, you should consider the risks and difficulties frequently encountered in new and rapidly evolving markets. Critical issues concerning the commercial use of the Internet remain unresolved and may affect the growth of Internet use, especially in the market that we are intending to target. Despite growing interest in the many commercial uses of the Internet, many businesses have been deterred from purchasing Internet products and services for a number of reasons, including:

    inadequate protection of the confidentiality of stored data and information moving across the Internet;

    inconsistent quality of service;

    inability to integrate business applications on the Internet;

    the need to deal with multiple vendors, whose products are frequently incompatible; and

    lack of availability of cost-effective, high-speed products and services.

If Internet usage does not grow at the rates which we presently anticipate, our business, financial condition and results of operations will be materially and adversely affected.

Due to the rapid change in Internet technology, we have not had sufficient opportunity to conduct comprehensive market research and analysis as to the demand for the products and services of the New Media Business. In the event that our analysis is incorrect, this will have a significant adverse impact on our business.

We have a recent history of losses.

We incurred net losses during the fiscal years ended December 31, 1999, 1998 and 1997 of $29.8 million, $4.4 million and $0.8 million, respectively. We incurred a loss of $2.4 million and $6.5 million in the three and nine month periods ended September 30, 2000, respectively. As we continue to implement our strategy, we intend to spend significant amounts on sales and marketing, research and development and general and administrative activities. We expect that we generally will incur these costs in advance of anticipated related revenues, which may further increase operating losses in some periods. Also, additional fund raising may be required to fully implement the New Media Business strategy. As a result, if we continue to generate losses and do not generate sufficient cash, our financial condition will suffer.

Significant technological changes could render our products and services obsolete.

We must adapt to our rapidly changing market by continually improving the responsiveness, functionality and features of our products and services to meet our customers' needs. If we are unable to respond to technological advances and conform to emerging industry standards in a cost-effective and timely basis, our business, financial condition and results of operations will be materially and adversely affected.

Changes in government regulations related to the Internet could restrict our activities, expose us to liability or otherwise adversely affect our business.

In the U.S. and across the globe, there are an increasing number of laws and regulations pertaining to the Internet. These laws or regulations relate to liability for information received from or transmitted over the Internet, online content, advertising and language regulation, user privacy and data-protection, taxation, product marking and quality of products and services. The government may also seek to regulate some segments of our activities as basic telecommunications services. Moreover, the applicability to the Internet of existing laws governing taxation, money laundering, intellectual property ownership and infringement, copyright, trademark, trade secret, obscenity, defamation, employment, personal privacy and other issues is uncertain and developing. We cannot predict the impact, if any, that future regulation or regulatory changes may have on our business.

We may be liable for the material our customers distribute over the Internet.

The law relating to the liability of online service providers, private network operators and Internet service providers for content and information carried on or disseminated through their networks is currently unsettled. We may become subject to legal claims relating to and criminal prosecution over the language and content of the information that we store. Claims could also involve matters such as defamation, invasion of privacy and data-protection, copyright, trademark and other intellectual property right infringement. We may take additional measures to reduce our exposure to these risks, which could be costly or result in reduced revenues. In addition, defending ourselves against claims, or paying damage awards to third parties could strain our management and financial resources and in extreme circumstances drive us into insolvency and subsequent liquidation.

We may be unable to successfully compete with other companies in the media delivery market.

The market for software and services for media delivery over the Internet is relatively new, constantly changing and intensely competitive. As media delivery evolves into a central component of the Internet experience, more companies are entering the market for, and expending increasing resources to develop media delivery software and services. We expect that competition will continue to intensify. Many of our current and potential competitors have longer operating histories, greater name recognition, more employees and significantly greater financial, technical, marketing, public relations and distribution resources than we do. In addition, new competitors with potentially unique or more desirable products, services, content or platforms are arising all the time. The competitive environment may require us to make changes in our products, pricing, licensing, services or marketing to maintain and extend our current brand and technology franchise. Price concessions or the emergence of other pricing or distribution strategies of competitors may diminish our revenues, impact our margins or lead to a reduction in our market share, any of which will harm our business. We believe that the primary competitive factors in the media delivery market include:

    the quality and reliability of the overall media delivery solution;

    access to distribution channels necessary to achieve broad distribution and use of products;

    the availability of content for delivery over the Internet and access to necessary intellectual property rights;

    the ability to license or develop and support secure formats for digital media delivery, particularly music and video;

    the ability to license and support popular and emerging media formats and platforms for digital media delivery, particularly music and video, in a market where competitors may control the intellectual property rights for these formats and platforms;

    the size of the active audience for streaming and digital media and its appeal to content providers and advertisers;

    features for creating, editing and adapting content for the Internet;

    ease of finding and accessing content over the Internet;

    ease of use and interactive user features in products;

    scalability of streaming media and media delivery technology and cost per user;

    pricing licensing and servicing terms;

    compatibility with new and existing media formats and platforms;

    compatibility with the user's then current network components and software systems; and

    challenges caused by bandwidth constraints and other limitations of the Internet infrastructure.

Our failure to adequately address any of the above factors could harm our business strategy and operating results.

We may not successfully develop new products and services.

Our growth in our existing business lines and in the New Media Business depends on our ability to continue to develop leading edge media delivery and digital distribution products and services. Our business and operating results would be harmed if we fail to develop products and services that achieve widespread market acceptance or that fail to generate significant revenues to offset development costs. We may not, on a timely basis, successfully identify, develop and market new product and service opportunities. If we introduce new products and services, they may not attain broad market acceptance or contribute meaningfully to our revenues or profitability. Because the markets for our products and services are rapidly changing, we must develop new products quickly. We have experienced development delays and cost overruns in our development efforts in the past and we may encounter such problems in the future. Delays and cost overruns could affect our ability to respond to technological changes, evolving industry standards, competitive developments, customer requirements or market expectation. Our products also may contain undetected errors and flaws that could cause increased development costs, loss of revenues, adverse publicity, reduced market acceptance of the products or lawsuits by customers.

Our business model depends on customers outsourcing their technology needs.

Our business model for the New Media Business is based on the premise that digital media content providers and developers will outsource a large percentage of their needs for encoding services and content management. Our potential customers may rely on internal resources for these needs. In addition, technological advances may render an outsourced solution unnecessary, particularly as new media content is created in a digital format. Market acceptance of our services will depend in part on reductions in the cost of our products and services so that we may offer a more cost effective solution than both our competitors and our customers who are doing the work internally.

The fee structure and pricing of our services are unproven.

Our business model for the New Media Business is based on average selling prices for our services which may be lower than expected as a result of competitive pricing pressures, promotional programs and customers who negotiate price reductions in exchange for longer term purchase commitments or otherwise. The pricing of services sold to our customers will depend on the duration of the agreement, the specific requirements of the order, purchase volumes, the level of sales and service support and other contractual agreements. We expect to experience pricing pressure in the future and anticipate that the average selling prices and gross margins for our products will decrease over product life cycles. We may not be successful in developing and introducing on a timely basis new products with enhanced features that can be sold at higher gross margins.

We rely on content provided by third parties to increase market acceptance of our products.

If third parties do not develop or offer compelling content to be delivered over the Internet, our New Media Business will be harmed and our products may not achieve or sustain broad market acceptance. We rely on third-party content providers, such as radio and television stations, record labels, media companies, web sites and other companies, to develop and offer content in our formats that can be delivered using our server products and played back using our player products. Third parties are not obligated to develop or offer content using our technology. In addition, some third parties have entered into and may in the future enter into agreements with our competitors to develop or offer all or a substantial portion of their content in our competitors' formats. There could be less demand for and use of our products if our competitors were to secure preferential or exclusive relationships with the leading broadcasters, record companies or web sites. We cannot guarantee that third-party content providers will offer compelling content in our formats. Their failure to do so could harm or destroy our business.

Changes in network infrastructure, transmission methods and broadband technologies pose risks to our business.

We believe that increased Internet use may depend on the availability of greater bandwidth or data transmission speeds (also known as broadband transmission). If broadband access becomes widely available, we believe it presents both a substantial opportunity and a significant business challenge for us. Internet access through cable television set-top boxes, digital subscriber lines or wireless connections could dramatically reduce the demand for our products and services by utilizing alternate technology that more efficiently transmits data. This could harm or destroy our business as currently conducted. Development of products and services for a broadband transmission infrastructure involves a number of additional risks, including:

    changes in content delivery methods and protocols;

    the availability of compelling content that takes advantage of broadband access and helps drive market acceptance of our products and services;

    the emergence of new competitors, such as traditional broadcast and cable television companies, which have significant control over access to content, substantial resources and established relationships with media providers;

    the development of relationships by our current competitors with companies that have significant access to or control over the broadband transmission infrastructure or content; and

    the general risks of new product and service development, including the challenges to develop error-free products and enhancements, develop compelling services and achieve market acceptance for these products and services.

We depend on the efforts of third parties to develop and provide a successful infrastructure for broadband transmission.

Even if broadband access becomes widely available, heavy use of the Internet may negatively impact the quality of media delivered through broadband connections. If these third parties experience delays or difficulties establishing a widespread broadband transmission infrastructure or if heavy usage limits the broadband experience, the release of our broadband products and services could be delayed. Even if a broadband transmission infrastructure is developed for widespread use, our products and services may not achieve market acceptance or generate sufficient revenues to offset our development costs.

We may not successfully develop strategic relationships that are essential to our business.

We believe the formation of strategic relationships will be important to the New Media Business. The inability to find strategic partners or the failure of any existing relationships to achieve meaningful positive results for us could harm our business. We will rely in part on strategic relationships to help us:

    maximize adoption of our products through distribution arrangements;

    increase the amount and availability of compelling media content on the Internet to help boost demand for our products and services;

    enhance our brand;

    expand the range of commercial activities based on our technology;

    expand the distribution of our streaming media content without a degradation in fidelity; and

    increase the performance, functionality and utility of our products and services.

Many of these goals are beyond our traditional strengths. We anticipate that the efforts of our strategic partners will become more important as the multimedia experience over the Internet matures. For example, we may become more reliant on strategic partners to provide multimedia content and build the necessary infrastructure for media delivery. We may not be successful in forming strategic relationships. In addition, the efforts of our strategic partners may be unsuccessful. Furthermore, these strategic relationships may be terminated before we realize any benefit.

Our business will suffer if our systems fail or become unavailable.

A reduction in the performance, reliability and availability of our network infrastructure will harm our ability to distribute our products and services to our users, as well as our reputation and ability to attract and retain funding, users and content providers. Our systems and operations could be damaged or interrupted by fire, flood, power loss, telecommunications failure, Internet breakdown, earthquake and similar events. Our systems are also subject to viruses, break-ins, sabotage, intentional acts of vandalism, hacking, cyber-terrorism and similar misconduct. Our computer and communications infrastructure are currently located at Melville, NY and Slough and Reading in the UK. We do not have fully redundant systems or a formal disaster recovery plan, and we do not carry adequate business interruption insurance to compensate us for losses that may occur from a system outage. Any system error or failure that causes interruption in availability of products or content or an increase in response time could result in a loss of potential or existing customers or content providers and falls in stock values. If we suffer sustained or repeated interruptions, our products and services could be less attractive to such entities or individuals and our business would be harmed.

We are subject to risks associated with governmental regulation and legal uncertainties.

Few existing laws or regulations around the globe specifically apply to the Internet, other than laws and regulations generally applicable to businesses. Certain U.S. export controls and import controls of other countries, including but not limited to controls on the use of encryption technologies, may apply to our products. However, it is likely that a number of laws and regulations may be adopted in the U.S. and other countries with respect to the Internet. These laws may relate to content issues (such as pornography, obscenity, indecency and defamation), copyright and other intellectual property rights, encryption, use of key escrow data, caching of content by server products, electronic authentication or "digital signatures," personal privacy and data-protection, consumer protection, advertising, taxation, packaging and marking, electronic commerce liability, e-mail, network and information security and the convergence of traditional communication services with Internet communications, including the future availability of broadband transmission capability. Other countries and political organizations are likely to impose or favor more and different regulation than that which has been proposed in the U.S., thus furthering the complexity of regulation. The adoption of such laws or regulations, and uncertainties associated with their validity and enforcement, may affect the available distribution channels for and costs associated with our products and services, and may affect the growth of the Internet. Such laws or regulations may therefore harm or destroy our business. We do not know for certain how existing laws governing issues such as property ownership, copyright and other intellectual property issues, taxation, defamatory, illegal or obscene content, consumer protection, advertising, packing and marking, retransmission of media and personal privacy and data protection apply to the Internet. The vast majority of such laws were adopted before the advent of the Internet and related technologies and do not address the unique issues associated with the Internet and related technologies. Most of the laws that relate to the Internet have not yet been interpreted. Changes to or the interpretation of these laws could:

    limit the growth of the Internet;

    create uncertainty in the marketplace that could reduce demand for our products and services;

    increase our cost of doing business;

    expose us to significant liabilities associated with content distributed or accessed through our products or services;

    lead to increased product development costs, or otherwise harm our business; or

    decrease the rate of growth of our user base and limit our ability to effectively communicate with and market to our user base.

On October 28, 1998, the U.S. Digital Millennium Copyright Act ("DMCA") was enacted. The DMCA includes statutory licenses for the performance of sound recordings and for the making of recordings to facilitate transmissions. Under these statutory licenses, we and our broadcast customers will be required to pay licensing fees for sound recordings we deliver in original and archived programming and through retransmissions of radio broadcasts. The DMCA does not specify the rate and terms of the licenses, which will be determined either through voluntary inter-industry negotiations or arbitration. Depending on the rates and terms adopted for the statutory licenses, our business could be harmed both by increasing our own cost of doing business, as well as by increasing the cost of doing business for our customers.

The U.S. Child Online Protection Act and the U.S. Child Online Privacy Protection Act ("COPPA") were enacted in October 1998. The COPPA impose civil and criminal penalties on persons distributing material harmful to minors (e.g., obscene material) over the Internet to persons under the age of 17, or collecting personal information from children under the age of 13. We do not knowingly collect and disclose personal information from minors. The manner in which the COPPA may be interpreted and enforced cannot be fully determined, and future legislation similar to the COPPA could subject us to potential liability, which in turn could harm our business. Such laws could also damage the growth of the Internet generally and decrease the demand for our products and services.

If the digital video market does not grow, we will be unable to increase our revenues.

Our future growth and success in our existing business lines will depend to a significant degree on the rate at which broadcasters and cable operators convert to digital video systems and the rate at which digital video technology expands to additional market segments. Television broadcasters and cable television operators have historically relied on and utilized traditional analog technology for video management, storage and distribution. Digital video technology is still a relatively new technology and the move from traditional analog technology to digital video technology requires a significant initial expense for television broadcasters and cable television operators. Accordingly, the use of digital video technology may not expand among television broadcasters and cable television operators or into additional markets. If television broadcasters and cable television operators do not accept and implement digital video technology, or if the October 1996 FCC ruling mandating these changes is repealed or amended, we may not be able to grow our existing business lines and our financial condition will suffer.

We operate in a highly competitive environment and industry and we may lack resources needed to capture increased market share.

We may not be able to compete successfully against our current or future competitors. The markets for graphics imaging, editing and animation, signal routing and media storage systems and products is highly competitive. These markets are characterized by constant technological change and evolving industry standards. Many of our competitors have significantly greater financial, technical, manufacturing and marketing resources than we have. In addition, certain product categories and market segments, on a region-by-region basis, in which we currently operate or may wish to operate in the future, are dominated by certain vendors. As a result, our ability to compete and operate in these areas may be limited.

We anticipate increased competition from companies with which we currently compete and from companies that may enter our industry. We are currently aware of several major and a number of smaller competitors:

    In the graphics area, we believe our primary competitors are Pinnacle Systems Inc., Aston Electronic Designs Limited, Pixel Power and Inscriber.

    In the signal management area, we believe our primary competitors are nVision, Leitch Incorporated, Philips Electronics N.V., Sony Corporation and Grass Valley Group.

    In the control and automation area, we believe our primary competitors are Drake, Louth Automation, Philips Electronics N.V. and Omnibus.

    In the New Media Business, we believe our primary competitors will be Loudeye Technologies, Akamai Technologies Inc., Virtue Interactive and Westminster Digital.

We believe that our ability to compete depends on factors both within and outside our control, including the success and timing of new product developments introduced by us and our competitors, product performance and price, market presence and customer support. We may not be able to compete successfully with respect to these factors. Maintaining any advantage that we may have, now or in the future, over our competitors will require our continuing investments in research and development, sales and marketing and customer service and support. In addition, as we enter new markets, we may encounter distribution channels, technical requirements and competitive factors that differ from those in the markets in which we currently operate. We may not be able to compete successfully in these new markets. In addition, increased competition in any of our current markets could result in price reductions, reduced margins or loss of market share, any of which could harm our business, financial condition and results of operations.

If we are unable to provide maintenance services to our customers' existing products our revenues may decrease.

In certain geographical regions in which we operate, the traditional broadcast markets have matured. In order to maintain our customer relations, we may need to support customers' products beyond their useful life that may require us to expend significant resources. As a result, the equipment needs of many customers in such markets are typically characterized by replacements and upgrades rather than the purchase of new, more expensive products.

If we are unable to keep up with rapid change in our industry, our business will not grow.

The markets for our products are characterized by rapidly changing technology, evolving industry standards and frequent new product introductions and enhancements. Due to technological advancements and changes in industry standards, our products may become obsolete or the prices at which we can sell them may decline. Future technological advances in the television and video industries may result in the availability of new products or services that could compete with our products or reduce the price of our existing products or services. The availability of competing or less expensive products could cause our existing or potential customers to fulfill their needs better and more cost efficiently with products other than ours .

For example, customers are beginning to use personal computers to edit graphics. This is a task that traditionally would have been completed on our lower-end stand-alone machines. We may not be successful in enhancing our products or developing, manufacturing or marketing new products that satisfy customer needs or achieve market acceptance. In addition, services, products or technologies developed by others may render our products or technologies uncompetitive, unmarketable or obsolete. Announcements of currently planned or other new product offerings by either us or our competitors may cause customers to defer or fail to purchase our existing products or services.

In addition, errors or failures may be found in our products. Such errors or failures could cause delays in product introductions and shipments or require design modifications that could adversely affect our competitive position. This could result in an increase in the inventory of our products. If we do not develop, on a timely basis, new products, and enhancements to existing products or correct errors should they arise, or if such new products or enhancements do not to achieve market acceptance, our business, financial condition and results of operations may suffer. Furthermore, the trend toward the use of open systems may cause price erosion in our products, create opportunities for new competitors, allow existing competitors enhanced opportunities and limit the sale of our proprietary systems. Customers may also have unique product requirements such as support of foreign languages, which may be difficult and expensive for us to support and may have limited acceptability.

If a new law or regulation is created pertaining to the telecommunications and television industries it could cause our customers to suffer and impede our ability to increase profits.

The enactment by U.S. federal or state or international governments of new laws or regulations, changes in the interpretation of existing regulations or a reversal of the trend toward deregulation in these industries could cause our customers to suffer, and thereby adversely affect our ability to continue to be profitable. Television operators are subject to extensive government regulation by the FCC and other U.S. federal and state regulatory agencies. These regulations could limit capital expenditures by television operators and if that happens our business, financial condition and results of operations may suffer.

The telecommunications and television industries are subject to extensive regulation in the U.S. and other countries. Our business is dependent upon the continued growth of such industries in the U.S. and internationally. Recent legislation has lowered the legal barriers to entry for telecommunications companies into the U.S. multichannel television market, but telecommunications companies may not successfully enter this or related markets. Moreover, the growth of our business internationally is dependent in part on similar deregulation of the telecommunications industry abroad and such deregulation may not occur.

Our business currently relies heavily on a limited number of products.

Our traditional graphics and character generator products and switching and routing systems have generated substantially all of our net sales to date, and we expect sales of these products and related enhancements to continue to account for a majority of our net sales at least through the year 2001. Accordingly, our success depends on continued sales of these products. A decline in demand for or average selling prices of these products, whether as a result of the introduction of new products or technologies by others, competition, technological change, inability to enhance the products in a timely fashion, or otherwise, could harm our business, financial condition and results of operations.

There are risks associated with our acquisition strategy.

We continually evaluate conditions for acquisitions. Our acquisition strategy involves the risks inherent in assessing the value, strengths, weaknesses, liabilities and financial performance of acquisition candidates and in integrating the operations of acquired businesses with our own. Our ability to consummate an acquisition could be affected by the relative lack of acquisition opportunities, our lack of access to financing for acquisitions and the market price of our Common Stock. Acquisition opportunities may be available, and if they are available, we may not have access to the capital required to finance potential acquisitions.

If we do complete an acquisition we may not be able to integrate successfully the acquired business with our own and we may not be able to assimilate effectively the acquired products, technologies or businesses into our preexisting business or product offerings. In addition, we may not be able to retain key employees of acquired companies. Furthermore, we may incur significant expenses in completing any such acquisitions and in supporting the acquired products, technologies or businesses. Acquisitions may also consume certain resources, which may temporarily divert our efforts from our day-to-day business.

We may acquire companies located outside of the U.S. While these activities may expand opportunities for us to offer products and services internationally, they also entail the risks associated with conducting business internationally, including the risk of currency exchange rate fluctuations and social, political and economic instability.

If our business grows, financial and operational resources may be strained.

We plan to continue to attempt to expand our operations in addition to developing the New Media Business. Any growth we may experience could place significant strains on our financial and operational resources. The management of our growth, if any, may require continued expansion of our operational and financial control systems, as well as an increase in our research and development and marketing and sales capabilities, all of which could place a significant strain on our resources. Our ability to compete effectively and to manage future expansion of our operations, if any, will require us to increase the number of our employees. We are dependent to a substantial degree upon our marketing and sales and research and development personnel and our technical staff. There is considerable competition for the services of such personnel. We may not be able to retain our present personnel or to acquire additional qualified personnel as and when needed and that would limit our operations and growth potential.

If operating results decrease, our stock price may also decrease and our shareholders may not be able to resell their shares.

Due to a variety of factors that may affect our revenues or our expenses in any particular quarter, our quarterly operating results may decrease significantly in the future. It is possible that in some future periods our results of operations or other performance measures may be below the expectations of public market analysts and investors. If this occurs, the price of our Common Stock will likely fall.

You should not rely on our results of operations during any particular quarter as an indication of our future results for a full year or any other quarter. Our quarterly operating results have in the past varied and in the future will be affected by factors such as:

    the timing and recognition of revenue from significant orders;

    the success of our products;

    increased competition;

    changes in our pricing policies or those of our competitors;

    the financial stability of our major customers;

    new product introductions or enhancements by our competitors;

    delays in the introduction of our products or product enhancements;

    customer order deferrals in anticipation of upgrades and new products;

    our ability to access a sufficient supply of sole source and third-party components;

    the quality and market acceptance of new products;

    the timing and nature of selling and marketing expenses (such as trade shows and other promotions);

    personnel changes;

    the lengthy sales cycle associated with our switching and routing systems and certain other products;

    high per unit list prices for our equipment, thereby posing significant barriers to the purchase of equipment for potential customers; and

    economic conditions affecting us and our customers.

A loss of any key personnel could impair our ability to succeed.

We are highly dependent upon the efforts of our senior management. The loss of the services of one or more of these individuals may delay or prevent us from achieving our objectives. We are also highly dependent upon our ability to continue to attract and retain qualified technical personnel because of the specialized nature of our business. Competition for such qualified personnel is intense, and we may not be able to retain existing personnel and attract, assimilate or retain additional qualified personnel necessary for the development of our business.

Third-party suppliers' inability to fulfill their obligations may injure our reputation.

Certain key components of our products are currently purchased from a few key suppliers. If we can not obtain sufficient key components as required, or develop alternative sources if and as required in the future, we may experience delays or reductions in product shipments which, in turn, could harm our relations with our customers and cause us to lose customers and/or business. Moreover, we rely on a limited number of third parties that manufacture all of the hardware components and sub-assemblies utilized in our graphic systems. These manufacturers may not be able to meet our future volume or quality requirements and/or may not continue services at cost effective prices. Any financial, operational, production or quality assurance difficulties experienced by such third-party manufacturers that result in a reduction or interruption in supply to us could adversely effect our business, financial condition and results of operations.

We may not be able to protect our proprietary technology and may be sued for infringing on the rights of others.

Our success depends, in part, upon our ability to protect our proprietary software technology and operate without infringing the rights of others. We rely on a combination of methods to protect our proprietary intellectual property, technology and know-how, such as:

    trade secret laws;

    copyright law;

    trademark law;

    patent law;

    contractual provisions;

    confidentiality agreements; and

    certain technology and security measures.

The steps we have taken regarding our proprietary technology, however, may not be sufficient to deter misappropriation. For example, we have rights in trademarks, servicemarks and copyrights that are not registered. In addition, the laws of certain countries in which our products are or may be distributed do not protect our products and intellectual rights to the extent of the laws of the U.S..

In the systems and software industries, companies receive notices from time to time alleging infringement of patents, copyrights or other intellectual property rights of others. In the past we have been, and may from time to time continue to be, notified of claims that we may be infringing patents, copyrights or other intellectual property rights owned by third parties. Companies may pursue claims against us with respect to the alleged infringement of patents, copyrights or other intellectual property rights owned by third parties. In addition, litigation may be necessary to protect our intellectual property rights and trade secrets, to determine the validity of and scope of the proprietary rights of others or to defend against third party claims of invalidity. Any litigation could result in substantial costs and diversion of resources.

Existing copyright, trademark, patent and trade secret laws afford only limited protection. Moreover, effective protection of copyrights, trade secrets, trademarks and other proprietary rights may be unavailable or limited in certain foreign countries and territories. Domestic and foreign laws, in combination with the steps we have taken to protect our proprietary rights, may not be adequate to prevent misappropriation of our technology or other proprietary rights. Also, such protections do not preclude competitors from independently developing products with functionality or features similar or superior to our products and technologies.

Litigation may be necessary to defend against claims of infringement, to enforce our proprietary rights, or to protect trade secrets and that could result in substantial cost, and a diversion of resources away from the day-to-day operation of our business.

We have significant international sales, which subjects us to risks from financial, operational and political situations.

International sales have represented a significant and growing portion of our sales. For the nine month period ended September 30, 2000 sales to foreign customers represented 39% of total sales. Our international operations are subject to a number of special risks, including:

    currency exchange rate fluctuations;

    trade barriers;

    exchange controls; and

    political risks, including risks of increases in duties, taxes and governmental royalties, as well as changes in laws and policies governing operations of foreign-based companies.

Currently, substantially all of our sales are made in either U.S. dollars or British pounds sterling. Accordingly, we may be exposed to risks of currency fluctuations. We have not engaged in any currency hedging activities to limit such exposure.

We have not issued dividends on our Common Stock for over ten years and do not anticipate doing so in the foreseeable future.

We have not paid cash dividends on our Common Stock since November 27, 1989 and do not anticipate paying any cash dividends in the foreseeable future. We intend to retain any earnings for use in our business. The decision to pay dividends in the future will be at the discretion of our Board of Directors and is subject to certain restrictions under our loan agreements.

The price of our Common Stock on the public market may be volatile.

The trading price of our Common Stock has been and may continue to be subject to fluctuations in response to quarter-to-quarter variations in operating results, changes in earnings estimates by analysts, general conditions in the digital media industry, announcements of technological innovations or new products introduced by us or our competitors and other events or factors. The stock market in general, and the shares of technology companies in particular, have experienced extreme price fluctuations in recent years. During 2000, the price of our Common Stock has ranged between $1.25 and $13.50. This volatility has had a substantial impact on the market prices of securities issued by many companies for reasons unrelated to the operating performance of the companies affected. These broad market fluctuations may adversely affect the market price of our Common Stock.

Since our officers, directors and principal shareholders own a large percentage of our outstanding shares, they are able to significantly influence matters regarding shareholder approval.

Our officers, directors, and 5% shareholders as a group beneficially own approximately 47% of our outstanding Common Stock. As a result, these persons, acting together, will have the ability to control the vote on matters submitted to our shareholders for approval. This concentration of ownership may delay, defer or prevent a change in control, merger, consolidation, takeover or other business combination.

Shares of our Common Stock eligible for public sale after the offering could reduce the price of our Common Stock.

As of January 16, 2001 approximately 39,502,879 shares of Common Stock were issued and outstanding. Of these shares, approximately 22,700,000 shares will be freely tradable without restriction under the Securities Act. Approximately 600,000 shares are subject to a lockup agreement whereby 50% will be eligible for sale in January 2002 and the remaining 50% in January 2003. The remaining 16,200,000 outstanding shares are "restricted securities" as defined in Rule 144 of the Securities Act. All of the approximately 16,200,000 restricted shares, may be eligible for immediate sale under Rule 144.

The issuance of Preferred Stock could delay or prevent a corporate take-over.

We are authorized to issue up to 1,000,000 shares of Preferred Stock, par value of $1.00 per share, without designation, without further shareholder approval. Our Board of Directors is authorized to determine, without any further action by the holders of our Common Stock, the rights, preferences and limitations of such preferred shares. If our Board of Directors elects to exercise that authority, the rights and privileges of holders of our Common Stock could be made subject to the rights and privileges of any such series of Preferred Stock. The issuance by us of a series of Preferred Stock could delay, defer or prevent a change in control of us without further shareholder action and could adversely affect the market price of the Common Stock being offered in this Prospectus.

Our Common Stock could be delisted from the NYSE.

In August 1999, we received a notice from the NYSE indicating that we did not currently meet the new continued listing standards issued in late July 1999. The new criteria revised and raised the minimum requirement of stockholders' equity to $50 million from $12 million of net tangible assets and global market capitalization to $50 million from $12 million. Companies below these levels must submit a business plan to the NYSE demonstrating how they anticipate meeting the new standards within an eighteen month period. We submitted our plan to the NYSE and received approval in December 1999. We continue to work closely with the NYSE as the exchange monitors our compliance with the plan on a quarterly basis. If the NYSE determines that we are not meeting its plan, our Common Stock could be delisted from trading on the NYSE.

The value of your investment may be reduced.

It may be difficult for an investor to sell the shares or to realize any return on an investment in our Common Stock, and to obtain reliable information about its value or the extent of risks to which the investment is exposed. Even if a liquid market for the shares of our Common Stock exists in the future, there can be no assurance that such securities could be transferred at or above the price paid in this offering. The price of our Common Stock may fall against the investor's interests, and the investor may get back less than he or she invested.

Shares of our Common Stock will be subject to changes in rates of U.S. dollars.

The shares of our Common Stock are denominated, sold and, when registered, will be traded in U.S. dollars. Changes in the rates of exchange for U.S. dollars and the currency in which an investor does business may have an adverse effect on the value, price or income of the investment.

USE OF PROCEEDS

The Company will not receive any of the proceeds from the sale of the shares of Common Stock being offered because they are being offered by the Selling Shareholders.

SELLING SHAREHOLDERS

The table below sets forth certain information with respect to the beneficial ownership as of January 16, 2001 and after this offering, the number of shares covered by this Prospectus with respect to each selling shareholder, and the amount and percentage ownership of each selling shareholder after the offering of the shares offered hereby, assuming all of the shares covered by this Prospectus are sold by the Selling Shareholders. Except as otherwise indicated by the footnotes below, none of the Selling Shareholders has had any position, office, or other material relationship with us within the past three years, other than as a result of the ownership of the shares or other securities of ours.

Name of Beneficial Owner	Common Stock Beneficially Owned Prior to the Offering (1)		Number of Shares Registered Hereunder	Common Stock Beneficially Owned After the Offering
	Number	Percent		Number	Percent

Microsoft Corporation	3,096,774	8%	3,096,774	-	-

Mark Rivers(2)	100,000	*	100,000	-	-

Brian Sisley(2)	100,000	*	100,000	-	-

Michael Boling(2)	100,000	*	100,000	-	-

Rebecca Howland(3)	158,103	*	158,103	-	-

Robert Altemus(3)	158,103	*	158,103	-	-

Devon Copley(3)	158,103	*	158,103	-	-

Metropolitan Venture Partners, L.P.	153,360	*	153,360	-	-

Paul Lisiak	4,743	*	4,743	-	-

*less than 1%

(1) Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act, and unless otherwise indicated, represent shares for which the beneficial owner has sole voting and investment power. The percentage of class is calculated in accordance with Rule 13d-3.

(2) These individuals are the principal shareholders in Video Technics, Inc. which supplies key products to the Company.

(3) In connection with the acquisition of Interocity, these shareholders will hold positions with Chyron Corporation as of January 16, 2001. Ms. Howland is a Senior Vice President of the Company as of January 16, 2001.

PLAN OF DISTRIBUTION

The sale of all or a portion of the shares by the Selling Shareholders may be effected, from time to time, in private transactions or on the New York Stock Exchange at prices related to the prevailing prices of the shares on the New York Stock Exchange at the time of the sale, or at negotiated prices. The Selling Shareholders may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions, or commissions from the Selling Shareholders. The Selling Shareholders and any broker-dealers that participate in the distribution of the shares may, under certain circumstances, be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by such broker-dealers and any profits realized on the resale of shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. We may agree with the Selling Shareholders to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act. In addition, we have agreed to indemnify certain of the Selling Shareholders, with respect to the shares of Common Stock being offered, against certain liabilities, including certain liabilities under the Securities Act.

To the extent required under the Securities Act, a supplemental Prospectus will be filed, disclosing:

    the name of any such broker-dealers;
    the number of shares involved;
    the price at which such shares are to be sold;
    the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable;
    that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, as supplemented; and
    other facts material to the transaction.

Each Selling Shareholder may be subject to applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of any of our securities by the Selling Shareholders.

There is no assurance that any of the Selling Shareholders will sell any of the shares.

We have agreed to pay all costs and expenses incurred in connection with the registration of the shares offered hereby, except that the Selling Shareholders shall be responsible for all selling commissions, transfer taxes, and related charges in connection with the offer and sale of such shares and the fees of the Selling Shareholders' counsel.

We have agreed to keep the Registration Statement relating to the offering and sale, by the Company and the Selling Shareholders, of the shares, continuously effective until the earlier of (1) two years from the date of this Prospectus; and (2) the date that all of the shares have been sold.

DESCRIPTION OF OUR CAPITAL STOCK

The following general summary of our capital stock is qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation and the Form of 8% Subordinated Convertible Debentures, due December 31, 2003, copies of which are on file with the SEC. See "Where You Can Find More Information" for a description of the documents incorporated by reference.

General

We are authorized to issue 150,000,000 shares of Common Stock, par value $0.01 per share and 1,000,000 shares of Preferred Stock, par value of $1.00 per share without designation (the "Preferred Stock"). As of January 16, 2001, 39,502,879 shares of Common Stock and no shares of Preferred Stock were issued and outstanding.

We are authorized to issue the Preferred Stock without further shareholder approval. Our Board of Directors is authorized to determine, without any further action by the holders of our Common Stock, the rights, preferences and limitations of such preferred shares. If our Board of Directors elects to exercise that authority, the rights and privileges of holders of our Common Stock could be made subject to the rights and privileges of any such series of Preferred Stock. The issuance by Chyron of a series of Preferred Stock could delay, defer or prevent a change in control of us without further shareholder action and could adversely affect the market price of the Common Stock being offered in this Prospectus.

As of January 16, 2001 an additional 4,521,845 shares of Common Stock were reserved for issuance upon options granted or to be granted pursuant to our 1999 Long-Term Incentive Plan and other outstanding warrants.

Common Stock

Each share of our Common Stock is entitled to one vote at all meetings of shareholders. All shares of Common Stock are equal to each other with respect to liquidation rights and dividend rights. There are no preemptive rights associated with our Common Stock. In the event that we liquidate, dissolve, or wind up, holders of our Common Stock will be entitled to receive, on a pro rata basis, all of our remaining assets after satisfaction of all our liabilities and all liquidation preferences granted to holders of our Preferred Stock.

The Company currently intends to retain its earnings to finance the development and expansion of its business. We have not paid any dividends on our Common Stock since 1989 and do not intend to do so in the foreseeable future.

Convertible Debentures

On January 22, 1999, we completed a private placement of $1,292,000 aggregate principal amount of 8% Subordinated Convertible Debentures, due December 31, 2003 (the "Series A Debentures").

The Series A Debentures are convertible at any time, at the option of the holders thereof, into our Common Stock at a conversion price of $2.466 per share. We may redeem the Series A Debentures, at face value, commencing on December 31, 1999.

On September 7, 1999, we completed a private placement of $6,452,000 aggregate principal amount of Series B 8% Subordinated Convertible Debentures, due December 31, 2003 (the "Series B Debentures"). The Series B Debentures are convertible at any time, at the option of the holders thereof, into our Common Stock at a conversion price of $1.625 per share. We may redeem the Series B Debentures at face value, commencing July 26, 2000. Interest, which is payable quarterly, may be paid in the form of additional debentures until July 15, 2001. Through December 31, 2000, approximately $343,000 of debentures were issued by the Company to satisfy this interest obligation.

The Series A and B Debentures are unsecured senior subordinated obligations of the Company. Upon any distribution of assets of the Company in connection with any dissolution, winding up or liquidation of the Company, the holders of senior indebtedness shall first be entitled to receive payment in full before the holders of the Series A and B Debentures. The Series A and B Debenture holders shall be entitled to receive payment in full before the holders of Common Stock.

Some of these holders are persons and entities who are officers, directors and principal shareholders. As a class, the Series A and B Debentures are presently convertible into 4,684,891 shares of our Common Stock. As of January 16, 2001, $50,000 of the Series A and none of the Series B Debentures have been converted into Common Stock.

The following events qualify as "Events of Default" under the Series A or B Debentures if they exist and continue:

    we fail to pay interest on any Series A or B Debenture on or before the date such payment is due and such failure to pay remains uncured for a period of 10 days;

    we fail to pay principal on any Series A or B Debenture on or before the date such payment is due;

    we fail to perform or observe any other covenant or agreement contained in the Debentures and that failure remains uncured for the period and after the notice specified below and the holders of more than 50% in principal amount of the Series A or B Debentures then outstanding notify us of the default and we do not cure the default within 45 days after receipt of proper notice;

    a custodian, receiver, liquidator or trustee, is appointed or takes possession of us or any of our properties and such appointment or possession remains in effect for more than 60 days; or we are adjudicated bankrupt or insolvent; or an order for relief is entered under the U.S. Bankruptcy Code against us; or any of our property is sequestered by court order and the order remains in effect for more than 60 days; or an involuntary petition is filed against us under any bankruptcy, reorganization, arrangement, insolvency, readjustment of indebtedness, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, and is not dismissed within 60 days after filing;

    we file a petition in voluntary bankruptcy or seeking relief under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of indebtedness, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, or consents to the filing of any petition against it under any such law; and

    we make an assignment for the benefit of our creditors, or generally fail to pay our obligations as they become due, or we consent to the appointment of or taking possession by a custodian, receiver, liquidator or trustee of us or all or any substantial part of our property.

In case an event of default, other than an event of default described in the last three paragraphs above, has occurred and is continuing, the holders of the Series A or B Debentures, by notice to us from the holders of more than 50% of the principal amount of the Series A or B Debentures then outstanding, may declare the principal of the Series A or B Debentures, plus accrued interest, to be immediately due and payable, and upon any declaration principal and accrued interest shall become due and payable immediately. In case an event of default described in the last three paragraphs occurs, such amounts will become due and payable without any declaration or any act on the part of the holders of the Series A or B Debentures. A declaration of acceleration may be rescinded and past defaults may be waived by the holders of at least 50% of the principal amount of the Series A or B Debentures then outstanding.

Warrants

In connection with a private placement of Common Stock which closed in April 2000, we issued 151,914 warrants, to the placement agents, to purchase Common Stock of the Company at a price of $6.50. The warrants, which are immediately exercisable, will expire in April 2005.

In connection with the placement of the Series B Debenture, we issued 123,631 warrants, to the placement agent, to purchase Common Stock of the Company at a price of $1.625. The warrants, which are immediately exercisable, will expire in September 2004.

We have also issued 120,000 warrants for consulting services. These warrants, which are immediately exercisable, will expire between March and April 2005 and range in price from $1.12 - $6.50.

Transfer Agent

The transfer agent for our Common Stock is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

LEGAL MATTERS

Our counsel, Akin, Gump, Strauss, Hauer & Feld LLP, New York, New York, has passed on the legality of the shares to which this Prospectus relates. In addition, a member of the firm acts as our corporate secretary.

EXPERTS

The consolidated financial statements and financial statement schedule incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Amended and Restated By-laws provide that a director shall not be liable to us or our shareholders for damages for any breach of duty in such capacity as a director except for liability in the event that:

    a judgment or other final adjudication adverse to such director establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that such director personally gained a financial profit or other advantage to which he was not legally entitled; or

    that such director's acts violated Section 719 of the Business Corporation Law of the State of New York.

Our Amended and Restated By-laws provide that we shall indemnify directors and officers, to the fullest extent permitted by applicable law, for all costs reasonably incurred in connection with any action, suit, or proceeding in which such director or officer is made a party by virtue of his or her being an officer or director of our Company, if such director or officer acted in good faith, for a purpose which he reasonably believed to be in the best interests of our Company, and in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be available to directors, officers, and controlling persons of our Company pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

No dealer, salesperson, or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof or that the information contained herein is correct as of any date subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making the offer is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

You may rely only on the information contained in this Prospectus. We have not authorized anyone to provide information different from that contained in this Prospectus. Neither the delivery of this Prospectus nor sale of Common Stock means that information contained in this Prospectus is correct after the date of this Prospectus. This Prospectus is not an offer to sell or solicitation of an offer to buy these shares of Common Stock in any circumstances under which the offer or solicitation is unlawful.

______________________________________________

4,029,186 Shares

Chyron Corporation

Common Stock

___________________

PROSPECTUS

___________________

January 26, 2001

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable in connection with the sale of the Common Stock being registered hereby. Except for the SEC registration fee, all expenses are estimated.

Item	Amount
SEC registration fee	$ 1,007
Printing and engraving expenses	1,000
Legal fees and expenses	10,000
Auditors/accounting fees and expenses	5,000
Total	$17,007

The holders of the shares being registered hereby will be responsible for all selling commissions, transfer taxes, and related charges in connection with the offer and sale of the shares offered hereby.

Item 15. Indemnification of Directors and Officers.

Pursuant to the statutes of the State of New York, a director or officer of a corporation is entitled, under specified circumstances, to indemnification by the corporation against reasonable expenses, including attorneys' fees, incurred by him or her in connection with the defense of a civil or criminal proceeding to which he has been made, or threatened to be made, a party by reason of the fact that he or she was such director or officer. In certain circumstances, indemnity is provided against judgments, fines and amounts paid in settlement. In general, indemnification is available where the director or officer acted in good faith, for a purpose he or she reasonably believed to be in the best interests of the corporation. Specific court approval is required in some cases. The foregoing statement is subject to the detailed provisions of Sections 715, 717 and 723-725 of the New York Business Corporation Law ("BCL").

We have entered into indemnity agreements with each of our directors and executive officers. The indemnity agreements provide that directors and executive officers (the "Indemnitees") will be indemnified and held harmless to the fullest possible extent permitted by law including against all expenses (including attorneys' fees), judgments, fines, penalties and settlement amounts paid or incurred by them in any action, suit or proceeding on account of their services as director, officer, employee, agent or fiduciary of us or as directors, officers, employees or agents of any other company or entity at our request. We will not, however, be obligated pursuant to the agreements to indemnify or advance expenses to an indemnified party with respect to any action (1) in which a judgment adverse to the Indemnitee establishes (a) that the Indemnitee's acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material, or (b) that the Indemnitee personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, or (2) which the Indemnitee initiated, prior to a change in control of the Company, against us or any of our directors or officers unless we consented to the initiation of such claim.

The indemnity agreements require an Indemnitee to reimburse us for expenses advanced only to the extent that it is ultimately determined that the director or executive officer is not entitled, under section 723(a) of the BCL and the indemnity agreement, to indemnification for such expenses.

The indemnification provision in our By-laws, and the indemnification agreements entered into between us and the Indemnitees, may be sufficiently broad to permit indemnification of the Indemnitees for liabilities arising under the Securities Act.

We have purchased directors' and officers' liability insurance.

Item 16. Exhibits.

Exhibit Number	Description of Document
5.1	Opinion of Akin, Gump, Strauss, Hauer & Feld LLP
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Akin, Gump, Strauss, Hauer & Feld LLP (contained in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of this Registration Statement)

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;"

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Suffolk, State of New York, on January 26, 2001.

CHYRON CORPORATION

By:	/s/ ROGER HENDERSON
Roger Henderson
President & Chief Executive Officer

By:	/s/ DAWN JOHNSTON
Dawn Johnston
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Roger Henderson and Dawn Johnston individually, as their true and lawful attorney-in-fact and agent, with full power of substitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments and post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/S/ ROGER HENDERSON	President, Chief Executive Officer	January 26, 2001
Roger Henderson	and Director

/S/ MICHAEL WELLESLEY-WESLEY	Executive Chairman	January 26, 2001
Michael Wellesley-Wesley

/S/ CHARLES M. DIKER	Director	January 26, 2001
Charles M. Diker

/S/ JOSEPH A. FLAHERTY	Director	January 26, 2001
Joseph A. Flaherty

/S/ DONALD P. GREENBERG	Director	January 26, 2001
Donald P. Greenberg

/S/ ALAN J. HIRSCHFIELD	Director	January 26, 2001
Alan J. Hirschfield

/S/ CHRISTOPHER R. KELLY	Director	January 26, 2001
Christopher R. Kelly

/S/ WESLEY W. LANG, JR.	Director	January 26, 2001
Wesley W. Lang, Jr.

/S/ EUGENE M. WEBER	Director	January 26, 2001
Eugene M. Weber

EXHIBIT INDEX

Exhibit
Number

5.1	Opinion of Akin, Gump, Strauss, Hauer & Feld LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Akin, Gump, Strauss, Hauer & Feld LLP (contained in Exhibit 5.1).

24.1	Power of Attorney (included on signature page of this Registration Statement).

EXHIBIT 5.1

LEGAL OPINION

[LETTERHEAD OF AKIN, GUMP, STRAUSS, HAUER & FELD LLP]

January 24, 2001

Board of Directors

Chyron Corporation

5 Hub Drive

Melville, NY 11747

Re: Registration Statement of Form S-3

Ladies and Gentlemen:

We have acted as counsel to Chyron Corporation, a New York corporation (the "Company"), in connection with the registration, pursuant to a registration statement on Form S-3, as amended (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of the offering and sale by the stockholders of the Company named in the section entitled "Selling Stockholders" in the registration statement (the "Selling Stockholders") of up to 4,029,186 shares (the "Selling Stockholder Shares") of the Company's common stock, $.01 par value per share (the "Common Stock").

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that the Selling Stockholder Shares are duly authorized and validly issued, fully paid and non-assessable, except, where applicable, as provided by Section 630 of the New York Business Corporation Law.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A. We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions ("Laws") of the Laws of New York.

B. This law firm is a registered limited liability partnership organized under the laws of the State of Texas.

Please be advised that one of the partner's of this Firm is the corporate secretary of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption "Legal Matters". In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement

Very truly yours,

/s/ Akin, Gump, Strauss, Hauer & Feld, L.L.P.

AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 23, 2000 relating to the consolidated financial statements and financial statement schedule, which appears in Chyron Corporation's Annual Report on Form 10-K for the year ended December 31, 1999. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Melville, New York

January 25, 2001

EXHIBIT 23.2

CONSENT OF AKIN, GUMP, STRAUSS, HAUER & FELD LLP

(Contained in Exhibit 5.1)

EXHIBIT 24.1

POWER OF ATTORNEY

(Included on signature page of this Registration Statement)